EXHIBIT 10.1

Dear Edie:

Congratulations! We are pleased to extend this job offer to join Real Mex Restaurants. We believe that your addition to the executive team will be a significant step forward for our organization resulting in a mutually beneficial relationship that will pay significant dividends for both parties. This letter summarizes the material components of your compensation package.

•	Job Title: Executive Vice President and Chief Operating Officer.

•	Salary: Your base salary will be based on an annualized rate of $300,000 and you will be paid $11,538.46 bi-weekly.

•
Bonus Eligibility: You will be eligible for up to 50% of your base salary in bonus annually, based on the terms of the company’s bonus program. Your bonus for the remainder of 2011 will be guaranteed and prorated based on your start date. This will provide you with time to gain familiarity with our organization, your new responsibilities, management team, and ensure that operational execution is on track so that you can maximize your future bonus earnings.

•
Equity: You will be provided with stock options commensurate with your position, which will provide you with an opportunity to earn an equity stake in the company, subject to the provisions of the option agreement. We anticipate finalizing your option grant within the next week and providing the option agreement to you on your first day of employment.

•
Medical Benefits Eligibility: You will be eligible for enrollment into the Company’s comprehensive medical insurance programs beginning on the first of the month following your start date. As part of the senior management team, your insurance premiums for major medical will be discounted by more than half of what employees normally pay. In addition, you will be eligible for dental coverage at no cost to you.

•	Executive Medical: You will be eligible for reimbursement of up to $3,500 per year for medical expenses not covered by medical insurance (i.e., co-pays, deductions, and out-of-pocket costs).

•	Retirement Plans You will be eligible to participate in the company’s 401K or deferred compensation plan, which will be explained during your orientation.

•
Meal Review Card: You will be issued a Meal Review Card (MRC), which will entitle you to dine at most Company restaurants. The card should be used for business related meals. In addition, you will have personal use of the card. Instructions (including restrictions) will be provided to you.

•
Vacation: You will begin to earn vacation time equivalent to three weeks per year on your first day of employment. After the completion of four years of employment, you will begin earning four weeks per year.

•
Automobile Benefit: You will receive $700/month (prorated and paid on your biweekly paychecks), along with reimbursement for all gas, repairs/maintenance, toll roads, registration fees, auto insurance (up to $8500/year). In accordance with IRS regulations, you will be taxed on all non-business automobile expenses.

•
Relocation: We will reimburse you for relocation of your household goods from the Dallas area to Southern California. Some relocation reimbursements will be subject to payroll taxes in accordance with IRS rules. You will be required to sign a relocation agreement in which you promise to repay the company for your moving expenses in the event you voluntarily resign or your employment is terminated for cause within 18 months of your start date (100% during the first 12 months and 50% between 12 and 18 months).

•
Severance Benefits: In the unlikely event that your employment is terminated by the company without cause, you will be provided with continuation of salary and medical benefits according to the following schedule:

•	Termination within 12 months of your start date: Six months of salary and medical benefits.

•	Termination occurring on or after 12 months of employment: 12 months of salary and medical benefits.

Please note that all severance benefits would terminate prior to the schedule above should you secure new employment prior to the end of the severance period.

The bullet points above summarize the substantive components of your job offer. By accepting this offer, you affirm that no other promises have been made to you by any company employee and that your decision to come to work for Real Mex Restaurants is based entirely on contents of the offer summarized above. If you have any questions about this offer or need additional information, please do not hesitate to contact me at 562-346-1204.

Real Mex Restaurants, Inc. is committed to an environment of open communication. Occasionally problems arise in any work place. All employees are encouraged to go to their supervisor or anyone in the chain of command to help resolve a problem or make a suggestion. Human Resources is also available to help resolve problems employees may encounter.

Employees are expected to maintain a consistent level of performance that supports the Company’s commitment to a quality dining experience for our guests. In addition, employees are expected to foster an environment of mutual respect that contributes to a safe and secure environment for both guests and fellow employees. For these reasons, all employees are employed on an “at-will” basis. This means that either you or the Company has the right to terminate employment at any time, for any reason, with or without prior notice or cause.

Finally, by accepting employment, you agree that both the Company and you will resolve any disputes that either has against the other by mediation and binding arbitration, as described in the employee handbook, and that both you and the Company waive any right to a jury trial.

Edie, we are delighted at the prospect of you joining our organization. Please don’t hesitate to contact me with any questions.

Sincerely,

Steven K. Wallace
Sr. Vice President of Human Resources

Please sign below to indicate your acceptance of this job offer as summarized above.

/s/ Edie Ames
Edie Ames Signature

cc: David Goronkin, CEO